Exhibit 99.1

Lifetime Brands Acquires Kitchen Craft

Acquisition of UK Kitchenware Company Extends Lifetime’s Global Growth

Garden City, N.Y., January 15, 2014 — Lifetime Brands, Inc. (NASDAQ GS: LCUT), a global provider of branded kitchenware, tableware and other products used in the home, today announced it has acquired Thomas Plant (Birmingham) Limited.

Trading as Kitchen Craft, Thomas Plant is one of the United Kingdom’s leading suppliers of kitchenware products and accessories. Based in Birmingham, the company sells products under well-known proprietary, customer-exclusive and owned label brands. The company supplies over 2,600 customers in all classes of trade in the UK and in over 70 countries worldwide. As part of the Lifetime Brands platform, the company will operate as a separate division under the continuing leadership of Andrew Plant, Richard Plant and Peter Bushell.

For its fiscal year ended May 27, 2013, Thomas Plant had net revenues of approximately $70 million.

Lifetime expects the acquisition to be accretive to its diluted earnings per share beginning in 2014.

In connection with the acquisition, Lifetime amended and extended its revolving credit facility and entered into a new term loan agreement. The proceeds of the new term loan, together with borrowings under the revolving credit facility, were used to fund the cash portion of the purchase price and to repay the outstanding balance of the company’s existing term loan.

Jeffrey Siegel, Lifetime’s Chairman and Chief Executive Officer, commented,

“The acquisition of Thomas Plant represents a compelling opportunity for Lifetime that will accelerate our growth and make Lifetime a more effective global resource to our key retailer partners.

“Kitchen Craft’s broad ranges of kitchenware products fill a gap in our existing UK housewares assortment that will complement the tableware and gift assortments marketed by Creative Tops.

“We are impressed by the commitment and passion of Kitchen Craft’s management, which has fostered a culture of quality, innovation and outstanding customer service that is very similar to our own.

“Lifetime’s global presence, capabilities and scale will facilitate Kitchen Craft’s growth in sales and profitability, as well as its expansion into new markets and geographies.

“Kitchen Craft’s gross profit and EBITDA margins will enhance Lifetime’s overall margins and help to support investments and drive profitability across Lifetime’s product categories.

“The addition of Kitchen Craft to Lifetime’s global platform — which includes Creative Tops Ltd., our UK tableware and accessories business; Lifetime Brands Canada, Grupo Vasconia SAB and GS Internacional S/A, our partner companies in Canada, Mexico and Brazil; and our joint venture companies in Asia — confirms Lifetime’s position as the global leader in the kitchenware and tableware categories.”

Andrew Plant, Kitchen Craft’s Managing Director, added,

“This is a milestone for our 164-year old business, which is known for its portfolio of iconic kitchenware brands and its deeply loyal customer base.

“Lifetime is known as a stable, long-term owner of businesses and this combination provides us with the ideal platform on which to grow and to support our customers.

“The acquisition provides us with the resources and scale necessary to drive our future success and will further strengthen our existing product development, sourcing and distribution capabilities.

“My family and I wish to express our deep appreciation to all our employees, customers, suppliers and overseas business partners for their ongoing dedication and support. We hope all will share our excitement as we look forward to the next stage of our growth.”

The terms of the acquisition were not announced. Lifetime intends to file a Current Report on Form 8-K on or about January 17, 2014.

Lifetime was advised by Livingstone Partners LLP, Gateley LLP and Ernst & Young LLP.

The shareholders of Thomas Plant were advised by Clearwater Corporate Finance LLP, Shakespeares Legal LLP and BDO LLP.

Lifetime Brands, Inc.

Lifetime Brands is a leading global provider of kitchenware, tableware and other products used in the home. The Company markets its products under such well-known kitchenware brands as Farberware®, KitchenAid®, CasaMōda®, Cuisine de France®, Fred® & Friends, Guy Fieri®, Hoffritz®, Kizmos™, Misto®, Mossy Oak®, Pedrini®, Roshco®, Sabatier®, Savora™ and Vasconia®; respected tableware brands such as Mikasa®, Pfaltzgraff®, Creative Tops®, Gorham®, International® Silver, Kirk Stieff®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, V&A® and Royal Botanic Gardens Kew®; and home solutions brands, including Kamenstein®, Bombay®, Elements®, Melannco® and Design for Living™. The Company also provides exclusive private label products to leading retailers worldwide.

Lifetime’s corporate website is www.lifetimebrands.com.

Thomas Plant (Birmingham) Limited

Founded by Thomas Plant in 1850 as a manufacturer and wholesaler of ironmongery and household products, the company is still managed by direct descendents of the founder. The company markets its products in the UK and internationally under such well-recognized consumer brand names as Kitchen Craft®, Master Class®, Colourworks®, Sweetly Does It®, Bar Craft®, Le’Xpress®, Let’s Make®, Miniamo®, Home Made, Clearview®, Molten®, Jury®,

Kitsch’n’fun®, Coolmovers®, Natural Elements®, Smart Silicone®, Pure Seal® and World of Flavours®. The Company also provides exclusive private label products to a number of leading UK retailers.

Thomas Plant’s website is www.kitchencraft.co.uk.

Forward-Looking Statements

In this press release, the use of the words “believe,” “could,” “expect,” “may,” “positioned,” “project,” “projected,” “should,” “will,” “would” or similar expressions is intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors. Such factors might include, among others, the Company’s ability to comply with the requirements of its credit agreements; the availability of funding under such credit agreements; the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in general economic conditions which could affect customer payment practices or consumer spending; the impact of changes in general economic conditions on the Company’s customers; changes in demand for the Company’s products; shortages of and price volatility for certain commodities; significant changes in the competitive environment and the effect of competition on the Company’s markets, including on the Company’s pricing policies, financing sources and an appropriate level of debt.

Contacts:

Lifetime Brands, Inc.	Lippert/Heilshorn & Assoc.
Laurence Winoker, Chief Financial Officer	Harriet Fried, SVP
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com